UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 25, 2010

BETAWAVE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	333-131651	20-2471683
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

706 Mission Street, 10th Floor, San Francisco, California		94103
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (415) 738-8706

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Note and Warrant Purchase Agreement

On March 25, 2010, Betawave Corporation, a Delaware corporation (the “Company”), entered into a Note and Warrant Purchase Agreement (the “Purchase Agreement”) by and among the Company, Panorama Capital, L.P. (“Panorama Capital”), Rustic Canyon Ventures III, L.P. (“Rustic”), Rembrandt Venture Partners Fund Two, L.P. (“Rembrandt Fund Two”) and Rembrandt Venture Partners Fund Two-A, L.P. (“Rembrandt Fund Two-A” and, together with Rembrandt Fund Two, Panorama Capital and Rustic, the “Lead Investors”). Pursuant to the Purchase Agreement, the Company may issue and sell, in one or more closings, up to $2,985,000 in aggregate principal amount of subordinated secured convertible promissory notes (“Notes”) and related warrants (“Warrants”) to purchase up to an aggregate of 30,000,000 shares of the Company’s common stock (“Common Stock”) for an aggregate total consideration of $3,000,000 (the “Total Offering”).

At the initial closing on March 26, 2010 (the “First Closing”), the Company sold to the Lead Investors (i) Notes in the aggregate principal amount of $2,376,493.79 and (ii) Warrants to purchase 23,884,359 shares of Common Stock. The Company received approximately $2.4 million in gross proceeds at the First Closing. At one or more subsequent closings (“Subsequent Closings” and together with the First Closing, collectively, the “Closings” and individually, a “Closing”) to be held prior to May 10, 2010, the Company may sell additional Notes in the aggregate principal amount of $608,506.21 and Warrants to purchase 6,115,641 shares of Common Stock. Only current holders of outstanding shares of the Company’s Series A preferred stock, par value $0.001 per share (“Series A Preferred”), and such additional investors as are acceptable to investors holding then outstanding Notes representing at least 66-2/3% of the then outstanding aggregate principal amount of all Notes issued under the Purchase Agreement may participate in any Subsequent Closings.

Each Note issuable to an investor under the Purchase Agreement has a principal amount equal to 99.5% of the total consideration paid by that investor.   Each Note is convertible into shares of a new series of preferred stock, par value $0.001 per share, designated as Series B Preferred Stock (“Series B Preferred”).  The initial conversion price for any Note issuable prior to the effectiveness of the Reverse Stock Split (as defined below) is $1.00 per share.  The Notes are secured by a first priority security interest in substantially all of the Company’s assets pursuant to a Security Agreement entered into between the Company and the collateral agent for the investors.  Pursuant to a Subordination Agreement between Silicon Valley Bank and the collateral agent for the investors, the security interest securing the Notes is subordinate to the lien of Silicon Valley Bank under the Amended and Restated Loan and Security Agreement, by and between the Company and Silicon Valley Bank, dated as of November 25, 2009, as amended. The Notes require the Company to comply with certain negative covenants relating to, among other things, the creation of liens, incurring of indebtedness, use of proceeds to pay senior debt and entering into or engaging in any business other than that carried on at the date of the First Closing. In addition, the Notes contain customary events of default. Upon the occurrence of an uncured event of default, among other things, the Lead Investors may declare that all amounts owing under the Notes are due and payable.

Each Warrant issuable to an investor under the Purchase Agreement represents the right to purchase a number of shares of Common Stock based on the quotient equal to (i) 50% of the total consideration received by that investor, divided by the Warrant’s initial exercise price.  The initial exercise price of any Warrant in the First Closing is $0.05 per share.

The Company has offered to each holder of Series A Preferred the right to purchase its pro rata share of the Total Offering. Prior to the First Closing, the Company filed an amended and restated certificate of designation of the Series A Preferred to implement special mandatory conversion provisions applicable to the Series A Preferred whereby if any holder of Series A Preferred fails to purchase such holder’s full pro rata share of the Total Offering at a Subsequent Closing: (i) the rights to purchase any shortfall will be immediately offered on a pro rata basis to the other holders of Series A Preferred who are paying their respective full pro rata shares of the Total Offering, and (ii) all or a percentage of the Series A Preferred held by any such non-participating holder (based on the percentage by which such non-participating holder fails to purchase such non-participating holder’s full pro rata share) shall be converted into Common Stock at the then-applicable conversion price (the “Forced Conversion”). Any holder of Series A Preferred who purchases any non-participating holder’s shortfall in the Total Offering will receive, in addition to Notes and Warrants, certain additional minimum liquidation preferential rights based on such purchase.

Each share of Series B Preferred is convertible into 20 shares of Common Stock, subject to certain anti-dilution and other adjustments as set forth in the certificate of designation of the Series B Preferred. Holders of Series B Preferred shall have voting rights and shall be entitled to vote, on an as converted basis as set forth in the certificate of designation, together with the holders of Common Stock as a single class with respect to any matter upon which holders of Common Stock have the right to vote. The Series B Preferred will be senior to the Series A Preferred and the Common Stock and have a participating liquidation preference equal to two times $1.00 per share, prior to and in preference to any distribution on the Common Stock or the Series A Preferred.  The Series B Preferred will also be entitled to receive dividends, prior and in preference to any declaration or payment of any dividend on the Common Stock or the Series A Preferred, at the rate of $0.004 per share per annum, when and if any such dividends are declared by the board of directors of the Company. The Company will be required to obtain the consent of the holders of at least two-thirds of the outstanding shares of Series B preferred stock prior to taking certain actions.

Under the Purchase Agreement, the Company has made certain customary representations, warranties and covenants.

Investors’ Rights Agreement

In connection with the sale of the Notes and the Warrants, the Company entered into a new Investors’ Rights Agreement with the Lead Investors dated as of March 25, 2010 (the “Investors’ Rights Agreement”). Each additional purchaser of Notes and Warrants in any Subsequent Closing will also become a party to the Investors’ Rights Agreement. The Investors’ Rights Agreement provides that the holders of at least 30% of the shares of common stock issuable upon conversion of the Series B Preferred and issuable upon exercise of the Warrants (“Registrable Securities”) then outstanding may request that the Company file a registration statement covering the resale of all of the Registrable Securities as permitted by the Securities and Exchange Commission (the “SEC”). Such registration statement shall be on Form S-1 or Form S-3 (if available). The investors that are parties to the Investors’ Rights Agreement will have the right to demand six such registrations, provided that if all of the Registrable Securities have not been registered in six registrations, then the investors hall have the right to demand such number of additional registrations as may be necessary to provide for the resale of all Registrable Securities. The Investors’ Rights Agreement also provides the investors with certain piggyback registration rights.

In addition, the Investors’ Rights Agreement grants those investors party to the Investors’ Rights Agreement holding at least 10,000,000 shares of common stock issuable or issued upon conversion of the Series B Preferred with a right to purchase shares of capital stock (or securities convertible into or exchangeable or exercisable for shares of capital stock) proposed to be sold by the Company in the future, subject to certain exceptions. Each such investor will have the right to purchase, at the same price and on the same terms upon which the Company proposes to offer such securities, up to such number of securities proposed for issuance as would be required to enable such investor to maintain its existing ownership percentage in the Company following such issuance.

Reverse Stock Split and Related Matters

After expiration of applicable notice periods required by the rules and regulations of the SEC (including Rule 10b-17 under the Securities Exchange Act of 1934, as amended) and the rules and regulations of FINRA, the Company intends to effect a reverse stock split of the Company’s Common Stock at an exchange ratio of 5 to 1 (the “Common Reverse Stock Split”) and a reverse stock split of the Company’s Preferred Stock at an exchange ratio of 2 to 1 (the “Preferred Reverse Stock Split” and together with the Common Reverse Stock Split, collectively, the “Reverse Stock Split”) by the filing of a Certificate of Amendment of the Company’s Certificate of Incorporation with the Secretary of State of the State of Delaware.  Upon the effectiveness of the Reverse Stock Split, every 5 outstanding shares of the Company’s Common Stock would be combined into 1 outstanding share of the Company’s Common Stock and every 2 outstanding shares of the Company’s Preferred Stock would be combined into 1 outstanding share of the Company’s Preferred Stock.  The Reverse Stock Split would not change the number of authorized shares of the Company's Common Stock or the Company’s Preferred Stock.

Third Amendment to Amended and Restated Loan and Security Agreement

    On March 31, 2010, Betawave Corporation (the “Company”) and Silicon Valley Bank (“SVB”) entered into a Third Amendment to Amended and Restated Loan and Security Agreement (the “Amendment”). The Amendment amends the Amended and Restated Loan and Security Agreement, dated as of November 25, 2009 (as amended, the “A&R Loan Agreement”), between the Company and SVB to, among other things, extend the maturity date of the A&R Loan Agreement from April 1, 2010 to May 1, 2010. A description of the A&R Loan Agreement was previously included in the Company’s Current Report on Form 8-K filed on November 30, 2009.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 above is incorporated into this Item 2.03 by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The information in Item 1.01 above is incorporated into this Item 3.02 by reference.

The offer and sale of the Notes and Warrants described in Item 1.01 are exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof and Regulation D promulgated thereunder.

Item 3.03	Material Modification to Rights of Security Holders.

The information in Item 1.01 above regarding the terms of the Series A Preferred is incorporated into this Item 3.03 by reference.

Item 5.03	Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.

In connection with the matters relating to the transactions described in Item 1.01 above, prior to the First Closing, on March 25, 2010, the Company filed (i) an amended and restated certificate of designation of the Series A Preferred to reduce the number of shares of the Company’s Preferred Stock previously designated as Series A Preferred from 8,003,000 to 7,065,293 and to provide for special mandatory conversion provisions applicable to the Series A Preferred in connection with a Forced Conversion and (ii) a certificate of designation of the Series B Preferred to designate 2,400,000 shares of the Company’s Preferred Stock as Series B Preferred and to provide for the rights, preference, privileges and restrictions of the Series B Preferred.

Item 5.07	Submission of Matters to a Vote of Security Holders.

On March 25, 2010, holders of a majority of the outstanding shares of common stock and preferred stock of the Company (voting together as a single class on an as-converted to common stock basis) and  the holders of not less than two-thirds of the outstanding shares of Series A Preferred Stock of the Company (voting together as a separate class), acting by written consent in accordance with Section 228 of the Delaware General Corporation Law, approved certain matters relating to the transactions described in Item 1.01 above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 31, 2010	BETAWAVE CORPORATION By: /s/ Tabreez Verjee Name: Tabreez Verjee Title: President and Interim Chief Executive Officer